Exhibit 99.1

For Immediate Release:	Contacts: Julie S. Ryland
Wednesday, December 12, 2012	205.326.8421

Frances Powell Hawes to Join Energen Board of Directors

BIRMINGHAM, Alabama — Energen Corporation (NYSE: EGN) announced today that Frances Powell Hawes, chief financial officer of New Process Steel, LP, in Houston, Texas, will join the Board of Directors of Energen and its two operating subsidiaries effective January 1, 2013. She will stand for election at Energen’s Annual Meeting of Shareholders on April 24, 2013.

New Process Steel is a leader in flat rolled steel distribution, processing, and manufacturing, with operations in the United States and Mexico. Ms. Powell Hawes also serves on the Board of Express Energy Services, an oilfield services company specializing in drilling support, completion, production, and decommissioning.

Ms. Powell Hawes has served as CFO for numerous publicly traded companies, including NCI Building Systems, Inc. She also has served as a financial advisor to London Merchant Securities PLC, a real estate and investment company. Until 2001 she was CFO of Grant Prideco, a manufacturer of engineered tubular products for the energy industry. In 2000 she played a major role in Grant Prideco’s 100 percent public spin-off from Weatherford International, an oilfield services company. Prior to the spin-off, she was Chief Accounting officer for Weatherford.

“We are very fortunate to have Frances on the Energen team,” said James McManus, Energen’s chairman and chief executive officer. “She brings with her an extensive corporate financial background in the energy industry. Frances will be a tremendous asset and complement to our strong Board of Directors.”

Ms. Powell Hawes is a Certified Public Accountant and earned her bachelor’s degree at the University of Houston. A member of the National Association of Corporate Directors, she serves on the Board of the Houston Financial Executive Institute and the Steering Committee of the United Way of Greater Houston Women’s Initiative.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. Through Energen Resources Corporation, the company has approximately 950 million barrels of oil-equivalent proved, probable, and possible reserves. These all-domestic reserves are located mainly in the Permian and San Juan basins. For more information, go to http://www.energen.com.

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